Exhibit 1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT dated as of April 16, 2023, by and among Shin Nippon Biomedical Laboratories, Ltd., SNBL U.S.A., Ltd., SNBL23 Merger Sub, Inc. and Ken Takanashi (collectively, the “Joint Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13D with respect to the shares of Common Stock of Satsuma Pharmaceuticals, Inc. beneficially owned by them from time to time. The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, or it knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be terminated by mutual agreement of the Filers at any time.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

/s/ Ken Takanashi
Ken Takanashi

Shin Nippon Biomedical Laboratories, Ltd.

By:	/s/ Ken Takanashi
	Name:	Ken Takanashi
	Title:	Senior Executive Vice President

SNBL USA, Ltd.

By:	/s/ Ken Takanashi
	Name:	Ken Takanashi
	Title:	Director, President

SNBL23 Merger Sub, Inc.

By:	/s/ Ryoichi Nagata
	Name:	Ryoichi Nagata
	Title:	President

[Signature page to Joint Filing Agreement]